Exhibit 99.1

For Immediate Release

For More Information:
Michael G. Sanchez	Andy Mus
Chief Executive Officer	Senior Vice President
Coastal Banking Company Inc.	Marsh Communications LLC
904-321-0400	404-327-7662

Coastal Banking Company Reports Fourth Quarter
and Full Year 2010 Results

BEAUFORT, S.C., March 17, 2011 – Coastal Banking Company Inc. (OTCBB:CBCO), the holding company of CBC National Bank, which operates divisions including Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., reported a net loss of $2.3 million, or a loss of $0.94 per diluted share, for the quarter ended Dec. 31, 2010, which included a $1.8 million deferred tax asset valuation allowance. Excluding the allowance, the company recorded a net loss of $0.5 million, or a loss of $0.23 per diluted share, for the fourth quarter of 2010.

For the full year 2010, the Company reported a net loss of $3.8 million, or a loss of $1.70 per diluted share. Excluding the allowance, the Company incurred a net loss of $2.0 million, or $0.99 per diluted share for the year ended Dec. 31, 2010.

For the full text of the press release and financial tables, please visit the company’s website at http://www.coastalbanking.com/pdf/forthqtr2010ern.pdf.

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